Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-139857) pertaining to the SuperMedia Inc. Long Term Incentive Plan and the Registration Statement (Form S-8 No. 333-150545) pertaining to the SuperMedia Inc. 2009 Incentive Compensation Plan of our reports dated February 24, 2011, with respect to the consolidated financial statements of SuperMedia Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of SuperMedia Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Dallas, Texas
February 24, 2011